EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into on the 31st day of May, 1996, by and between JOHN T. DREWRY, whose address is 110 Commonage Drive, Great Falls, Virginia 22066 (herein called the "Employee"); and ADVANCED MARINE ENTERPRISES, INC., a Virginia corporation ("AME"), whose address is 1725 Jefferson Davis Highway, Suite 1300, Arlington, Virginia 23202; and NICHOLS RESEARCH CORPORATION, a Delaware corporation ("NRC"), whose address is 4040 South Memorial Parkway, Huntsville, Alabama 35802.

                       W I T N E S S E T H:

     WHEREAS, this Agreement is executed on the date of the closing of that certain Stock Purchase Agreement by and among NRC, the Employee and the other shareholders and optionholders of AME (the "Purchase Agreement") whereby AME became a wholly owned subsidiary of NRC;

     WHEREAS, AME is engaged principally in providing naval and marine architectural and engineering services, including the development and support of analytic software systems, modeling and simulation services and simulator systems, to the Department of Navy and other customers (the "AME Business");

     WHEREAS, the Employee has valuable knowledge and experience related to the AME Business; and

     WHEREAS, AME desires to obtain the services of the Employee as President of AME and the Employee is willing to render such services to AME upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   DUTIES.

     Subject to the terms and provisions of this Agreement, AME hereby employs Employee and Employee hereby accepts employment by AME as President of AME. The Employee's duties shall include the duties and responsibilities identified on Schedule I attached hereto. The Employee shall perform such other tasks and duties as may be assigned by AME from time to time, consistent with the Employee's training and experience and with the position of President of AME. The Employee shall devote his full time, attention, skill and efforts to the tasks and duties assigned by AME. The Employee shall carry out his duties under the general supervision of the Board of Directors of AME. The Employee hereby agrees to undertake such travel as may be required in the performance of his duties. The reasonable travel expenses of the Employee shall be reimbursed in accordance with AME's reimbursement policy in effect from time to time. The Employee shall not be required to relocate from the Arlington, Virginia, area without his consent.

2.   COMPENSATION.

     (a) BASE SALARY. AME shall pay the Employee a base monthly salary of $20,417 per month through August 31, 1996, and a base monthly salary of $16,667 per month thereafter payable during the Term of Employment, as hereinafter defined, in accordance with the standard payroll practices of AME. Beginning September 1, 1997, such salary may be increased from time to time in the discretion of the AME Board of Directors consistent with NRC executive compensation practices.

     (b) PERFORMANCE BONUSES. No performance bonus shall be paid for the fiscal period ending August 31, 1996. Subject to the limitation of Section 2(d) below, during the three year period commencing September 1, 1996, and ending August 31, 1999, the Employee shall be entitled to an annual performance bonus, if any, equal to the sum of (1) two percent (2%) of AME's Earnings Base (as hereinafter defined) up to an Earnings Base of $4,000,000 if the Earnings Base exceeds $1,000,000 and (2) three and one-half percent (3-1/2%) of the amount by which the Earnings Base exceeds $4,000,000. Commencing September 1, 1999, Employee shall be entitled to participate in the performance bonus plan, if any, currently maintained by NRC and described in Section 2.9 of the NRC policy manual on a basis consistent with the manner in which corporate vice presidents of NRC benefit under such plan.

     (c)  INCENTIVE PAYMENTS.   Subject  to  the limitation of Section 2(d)
below, the Employee shall be entitled to receive incentive payments, if any, as follows:

          (i) $150,000 for the fiscal year ending August 31, 1997, if during such fiscal year AME achieves an Earnings Base of at least $3,000,000;

          (ii) Either $75,000 for the fiscal year ending August 31, 1998, if during such fiscal year AME achieves an Earnings Base of at least $3,350,000, but less than $3,764,999, or $150,000 for the fiscal year ending August 31, 1998, if during such year AME achieves an Earnings Base of at least $3,765,000.

     (d) LIMITATION ON PERFORMANCE BONUS AND INCENTIVE PAYMENT. The Employee shall be entitled to the greater of the performance bonus under
Section 2(b) above or the incentive payment under Section 2(c) above for each such fiscal year, but not both. The Employee understands that he may be entitled to neither a performance bonus nor an incentive payment if AME does not achieve the Earnings Base required under Section 2(b) or 2(c) above.

     (e) EARNINGS BASE. The "Earnings Base" shall mean AME earnings for the fiscal year ended August 31 before interest, income taxes and amortization of good will, except that (i) working capital advances from NRC to AME in excess of $1,000,000 shall bear interest at the commercial base rate of interest announced by SouthTrust Bank from time to time and such interest shall be treated as an expense of AME in determining Earnings Base, and (ii) AME shall be allocated an NRC corporate charge of no more than 2.05% of AME value added costs which shall be treated as an expense of AME in determining Earnings Base. There shall be excluded from the computation of Earnings Base the revenue and expenses of any business unit not within AME's current business organization unless the Employee and Otto
P. Jons consent to the inclusion of such business unit. There shall be excluded from the computation of Earnings Base AME expenditures directed by NRC or AME which are not related to or connected with AME's Business unless the Employee and Otto P. Jons consent thereto. For purposes of determining Earnings Base, all compensation and other costs of this Agreement and that certain employment agreement of Otto P. Jons of even date herewith shall be expenses of AME and not NRC. For this purpose, "value added costs" are all costs except payments to subcontractors and payments for contract materials. The determination of Earnings Base shall be made in accordance with generally accepted accounting principles ("GAAP") as consistently applied by AME, except as modified by the preceding language. The following procedures shall be observed in the determination of gross revenues and Earnings Base:

          (i) NRC's Chief Financial Officer ("CFO") shall prepare and deliver to Employee a proposed statement for each fiscal year ending August 31, 1997, 1998, and 1999 within forty-five (45) days of the end of such fiscal year, setting forth in reasonable detail the basis for the calculation. Employee and his accountants shall have the right to consult with the appropriate personnel of NRC, AME and their agents and shall have the right to examine on a concurrent basis any and all work papers, schedules and other documents prepared by AME, NRC or their accountants in connection with the proposed statement of gross revenues and Earnings Base.

          (ii) Employee may dispute the proposed gross revenues and Earnings Base statement by notifying AME in writing setting forth in reasonable detail, to the extent possible, the amount(s) in dispute and the basis for such dispute, within thirty (30) days of Employee's receipt of the proposed statement. In the event of such a dispute, the CFO and Employee's accountants shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amount(s) shall be final, binding and conclusive on Employee, AME and NRC.

         (iii) If Employee's accountants and the CFO do not resolve any such dispute within fifteen (15) days of the date of receipt by AME and NRC of Employee' written notice of dispute, the CFO and Employee's accountants shall, within five (5) additional days, submit any such unresolved dispute to an independent accounting firm of national reputation appointed jointly by Employee and AME (neither of which may unreasonably withhold or delay such appointment) (the "Independent Accounting Firm"), which firm shall, within forty (40) days of each submission, resolve each such item remaining in dispute within the range of amounts proposed by Employee and the CFO, and such resolution shall be binding and conclusive on Employee, AME, and NRC. The fees and disbursements of the Independent Accounting Firm ("IAF") shall be borne 100% by AME if the Employee is successful with respect to at least thirty-five percent (35%) of the aggregate amount of disputed items submitted to the IAF. Otherwise, such fees and disbursements shall be borne 75% by the Employee and 25% by AME. Any payment by AME to the IAF shall be excluded from the determination of the Earnings Base if the Employee is successful with respect to at least thirty-five percent (35%) of the disputed amount.

     (f) STOCK OPTIONS. The Employee shall receive a stock option grant on September 3, 1996, to purchase 12,000 shares of NRC common stock at a price equal to the fair market value of such stock on the date of grant provided Employee is employed by AME or NRC on such date. The stock options shall be subject to the terms and conditions contained in the NRC 1991 Stock Option Plan, including vesting, exercise and nontransferability, as the same may be amended from time to time. To the extent possible, such option shall be designated an incentive stock option.

     (g) FRINGE BENEFITS. The Employee shall participate in any group health insurance, vacation and sick leave plans, and other benefit plans available to employees of AME generally in accordance with their terms and conditions which plans may be amended or terminated by AME at any time. The excess disability and excess ($200,000) life insurance policies for the benefit of the Employee in effect prior to the closing of the Purchase Agreement shall be cancelled one year from the date hereof, unless assigned pursuant to the following sentence. If requested in writing by the Employee, such excess life insurance policy and such disability insurance policy shall be assigned by AME to the Employee, provided the same have not lapsed and may be assigned by their terms. The AME company automobile assigned to Employee prior to the closing of the Purchase Agreement shall continue to be afforded Employee under the existing terms and provisions relating to use of such vehicle by Employee for a period of three years from the date hereof. The Employee shall have the option after three years from the date of this Agreement to purchase the automobile from AME for a price not to exceed the net book value determined by GAAP consistently applied by AME, provided the Employee reimburses to AME any amounts determined by Defense Contract Audit Agency to be unallowable and therefore non-reimbursable under government contracts. Such option to purchase the automobile shall lapse and be null and void if not exercised within thirty
(30) days after the third anniversary date hereof by tendering the purchase price to AME.

3.   TERM OF EMPLOYMENT.

     This Agreement shall commence on the  date  hereof  and shall end five
(5) years from such date (the "Term of Employment"), unless terminated earlier as provided in Section 4 below, or extended as provided in this
Section 3. Upon expiration of the initial Term of Employment, unless earlier terminated as provided herein, the Employee's employment shall continue automatically month-to-month until terminated by either party with at least thirty (30) days' prior written notice with or without cause.

4.   TERMINATION BEFORE EXPIRATION OF TERM OF EMPLOYMENT.

     The termination of the employment of the Employee during the initial Term of Employment may be effected in one of the following ways:

     (a) BY AME, FOR CAUSE. Termination by AME shall be deemed to be for cause only upon:

           (i) Employee's conviction of or pleading guilty to a felony or debarment regarding federal contracts;

          (ii) Refusal or failure by the Employee, without reasonable excuse or proper authorization, to carry out any reasonable instructions of AME consistent with Employee's rights or duties as set forth in this Agreement;

         (iii) Material breach of this Agreement;

          (iv) The Employee's willful misconduct in the execution of his duties, including without limitation breach of fiduciary duty, dishonesty, theft of company property or the breach of the duty of loyalty owed AME.

     If AME intends to terminate for cause, AME shall provide notice to Employee of intent to terminate his employment, stating the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, and shall provide Employee with an opportunity to cure the alleged default or breach within thirty
(30) days of receipt of the notice, provided that if the matter is not curable within such thirty (30) day period, the Employee shall not be deemed in default if the Employee commences immediately to cure the matter and proceeds diligently thereafter to complete the cure, further provided that the alleged breach or default must be cured within ninety (90) days of receipt of the notice. AME shall not be required to give more than one notice with respect to the same matter. Notwithstanding the foregoing, no notice and no cure right shall be required with respect to termination for cause under 4(a)(i) or 4(a)(iv).


     (b) BY AME, WITHOUT CAUSE. Any termination of Employee by AME for reasons other than as set forth in subsections 4(a), (e), (f) or (g) shall be a termination without cause. AME may terminate the employment of Employee without cause by thirty (30) days' prior written notice at any time.

     (c) BY EMPLOYEE, FOR GOOD REASON. Termination by the Employee shall be deemed for good reason only because of a material breach by AME of this Agreement. In all cases in which Employee intends to terminate for Good Reason, the Employee shall provide AME with notice of intent to terminate this Agreement, stating the facts and circumstances giving rise to a breach of this Agreement claimed to provide a basis for termination under the provisions so indicated, and shall provide AME with an opportunity to cure the alleged default or breach within thirty (30) days of receipt of the notice, provided that if the matter is not curable within such thirty (30) day period, AME shall not be deemed in default if it commences immediately to cure the matter and proceeds diligently thereafter to complete the cure, further provided that the alleged breach or default must be cured within ninety (90) days of receipt of the notice. Employee shall not be required to give more than one such notice with respect to the same matter.

     (d) BY THE EMPLOYEE, WITHOUT GOOD REASON. Any termination by Employee for reasons other than as set forth in subsections 4(c), (e), (f) or (g) shall be a termination without good reason. The Employee may terminate his employment without good reason upon thirty (30) days' prior written notice at any time.

     (e)  DEATH OF THE EMPLOYEE.

     (f) DISABILITY OF EMPLOYEE. If, during the Term of Employment, a physician selected by AME and the Employee determines that the Employee has become physically or mentally disabled so as to be unable to carry out the normal and usual duties of his employment for six (6) continuous months, and reasonable accommodation cannot be made to allow the Employee to continue to perform his duties full-time, his employment hereunder may be terminated at the election of AME or the Employee.

     (g)  MUTUAL  CONSENT.   The  parties  by  mutual consent may terminate
Employee's employment.

5.   CONSEQUENCES OF TERMINATION.

     The termination of the employment of Employee will cause the following results:

     (a) PAYMENTS ON CERTAIN TERMINATIONS; LIQUIDATED DAMAGES FROM EMPLOYEE. If the termination is by AME under Section 4(a) above, or is by the Employee under Section 4(d) above, the following payments shall be made:

           (i) AME will pay the Employee within five (5) days after the date of termination any unpaid base monthly salary under
               Section 2(a) prorated to the date of termination, the amount of any accrued annual vacation pay to which he may be entitled under AME's vacation plan and benefits, with such compensation and benefits (if any) paid only through the date termination occurs.

          (ii) If such termination occurs within the first twenty four (24) months of this Employment Agreement, the Employee shall pay to AME as liquidated damages and not as a penalty an amount equal to the product of the base monthly salary under
               Section  2(a) on the date of termination multiplied  by  six
               (6).  If such termination occurs after the first twenty-four
               (24) months of this Employment Agreement, there shall be substituted for six (6) in the first sentence of this
               Section 5(a)(ii) above the appropriate number set forth below:

                    (A) four (4), if termination occurs after the second year and prior to the third year;

                    (B) two (2), if termination occurs after the third year and before the fourth year; and

                    (C) zero (0), if termination occurs after the fourth year.

               The liquidated damages may be prepaid. For example, if employment is terminated 24 months after the date hereof, the liquidated damages would be $66,668 ($16,667 X 4). The liquidated damages shall be paid in 12 equal, consecutive monthly installments without interest commencing 30 days after termination, provided that, if any monthly installment is not paid within 10 days after notice of default, the entire amount of liquidated damages shall be paid in lump sum immediately.

     (b) PAYMENTS ON CERTAIN TERMINATIONS; LIQUIDATED DAMAGES FROM AME. If the termination is by AME under Section 4(b) above, or is by the Employee under Section 4(c) above, AME shall pay to the Employee, in addition to the amounts set forth in 5(a)(i) above, as liquidated damages and not as a penalty, the following amounts:

          (i) If such termination occurs within the first eighteen (18) months of this Employment Agreement, an amount equal to the product of the base monthly salary under Section 2(a) on the date of termination multiplied by the greater of (A) six or
               (B) twenty-four minus the number of full months of employment by the Employee on the date of termination. If such termination occurs after the first eighteen (18) months of this Employment Agreement, an amount equal to the product of base monthly salary under Section 2(a) on the date of termination multiplied by the lesser of (A) six or (B) the number of full months remaining after the date of termination until expiration of the initial Term of Employment assuming the Term of Employment is not terminated early. For example, if employment is terminated two years after the date hereof, the liquidated damages would be $100,002 ($16,667 X 6). The liquidated damages shall be paid in 12 equal, consecutive monthly installments without interest commencing 30 days after termination, provided that, if any monthly installment is not paid within 10 days after notice of default, the entire amount of liquidated damages shall be paid in lump sum immediately. The liquidated damages may be prepaid.

         (ii) If such termination occurs prior to August 31, 1998, the full amount of the performance bonus under Section 2(b) hereof or the incentive payment under Section 2(c) hereof shall be paid to Employee if AME achieves the financial performance required under Section 2(b) or Section 2(c) which would entitle the Employee to such payment if his employment had not terminated after application of the limitation under Section 2(d) hereof.

     (c) MUTUAL GROUNDS FOR TERMINATION OR CONSENT. If the parties mutually agree to terminate under Section 5(g), neither party shall owe the other party the liquidated damages set forth above in Sections 5(a)(ii) or 5(b).

     (d) DEATH OR DISABILITY. In the event of the Employee's death or disability, the following provisions will apply:

           (i) Upon his death, the Employee's estate will be entitled to receive the amount set forth in Section 5(a)(i) and the benefits set forth in any plans of AME then in effect and applicable under the circumstances. The Employee or his estate shall be entitled to no other compensation or benefits in the event of death other than the right of the Employee's estate to exercise any or all stock options exercisable but not yet exercised during the period of three
               (3) months after the date of death.

          (ii) Upon termination on account of disability, Employee will be entitled to receive the amount set forth in Section 5(a)(i) and the benefits set forth in any plans of AME then in effect and applicable under the circumstances. The Employee or his personal representative shall be entitled to no other compensation or benefits in the event of disability, except as provided in Section 5(f) of the NRC 1991 Stock Option Plan.

     (e) MITIGATION. The Employee shall not be required to mitigate the amount of payment provided for in this Section 5 by seeking employment.

     (f) RELEASE. The amounts set forth above in this Section 5 shall be paid and received in complete release and discharge of any other obligation under this Employment Agreement of AME or NRC to Employee or Employee to AME or NRC resulting from termination of his employment, except that the provisions for termination herein contained shall not affect the rights and remedies of AME or NRC under Section 9 hereof. The provisions of Sections 6, 7 and 9 shall survive any termination of employment.

     (g) TERMINATION AFTER FIVE YEARS. After the initial Term of Employment of five years, only the amounts specified in Section 5(a)(i) shall be due the Employee upon termination and neither party shall be liable for any other payment hereunder.

6.   NON-DISCLOSURE COVENANTS AND PROPRIETARY MATTERS.

     (a) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Unless authorized or instructed in writing by AME, the Employee shall not, except as required in the conduct of AME's business or in response to a lawful subpoena or discovery order or as may otherwise be required by law during or at any time after the Term of Employment, disclose to others or use any of AME's inventions or discoveries or its respective secret or confidential information or data (oral, written, or in machine readable form) which the Employee may obtain during the course of or in connection with the Employee's employment (or employment or affiliation with any company that transfers to AME such information or data), including such inventions, discoveries, information or data relating to machines, equipment, products, systems, software, contracts, contract performance, research or development, designs, computations, formulas, manufacturing procedures, prices and earnings, customer lists, and suppliers, whether or not developed by the Employee, by others in AME or obtained by AME from third parties, and irrespective of whether or not such inventions, discoveries, information, knowledge or data have been identified by AME as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information, knowledge or data become available to the public otherwise than by the Employee's act or omission.

     (b) PATENTS. The Employee agrees to disclose immediately to AME or any persons designated by it and to assign to AME or its successors or assigns, all inventions made, discovered, or first reduced to practice by the Employee, solely or jointly with others, during the Term of Employment or within a period of six months from the date of termination of such employment (either during or outside of the Employee's working hours and either on or off AME's premises as it relates to the subject matter of employment), which inventions are made, discovered or conceived either in the course of such employment, or with the use of AME's time, material, facilities or funds, or which are directly related to any investigations or obligations undertaken by AME; and the Employee hereby grants and agrees to grant the right to AME and its nominees to obtain, for its own benefit and in its own name (entirely at its expense) patents and patent applications including original, continuation, reissue, utility and design patents, and applications, patents of addition, confirmation patents, registration patents, petty patents, utility models, and all other types of patents and the like, and all renewals and extensions of any of them for those inventions in any and all countries; and the Employee shall assist AME, at AME's expense, without further charge during the term of the Employee's employment, and after termination of the Employee's employment to the extent such assistance does not unreasonably interfere with the Employee's performance of subsequent employment, at the same base salary rate
(excluding any bonuses, incentive or deferred compensation or other benefits and based upon a forty hour work week) as during the last year of the Employee's employment (determined on an hourly basis for this purpose), through counsel designated by AME, to execute, acknowledge, and deliver all such further papers, including assignments, applications for Letters Patent (of the United States or of any foreign country), oaths, disclaimers or other instruments and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid inventions as may reasonably be deemed necessary by AME or its nominees to effectuate the vesting or perfecting in AME or its nominees of all right, title and interest in and to said inventions, applications and patents.

     (c) COPYRIGHTS. The Employee agrees to disclose immediately to AME or any persons designated by it and to assign to AME, at its option, or its successors or assigns, all works of authorship, including all writings, computer programs, software, and firmware, written or created by the Employee solely or jointly with others, during the course of his employment by AME (either during or outside of the Employee's working hours and either on or off AME's premises as it relates to the subject matter of employment), which works are made or conceived either in the course of such employment, or with the use of AME's time, material, facilities or funds, or which are directly related to any investigations or obligations undertaken by AME; and the Employee hereby agrees that all such works are works made for hire, of which AME is the author and the beneficiary of all rights and protections afforded by the law of copyright in any and all countries; and the Employee will assist AME at AME's expense without further charges during the term of his employment, and after termination of his employment to the extent such assistance does not unreasonably interfere with the Employee's performance of subsequent employment, at the same base salary rate (excluding any bonuses, incentive or deferred compensation or other benefits) as during the last year of his employment (determined on an hourly basis for this purpose assuming a forty hour work week), through counsel designated by AME, to execute, acknowledge, and deliver all such further papers, including assignments, applications for copyright registration (in the United States or in any foreign country), oaths, disclaimers or other instruments, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid works, as may be deemed necessary by AME or by its nominees to effectuate the vesting or perfecting in AME or its nominees of all rights and interest in and to said works and copies thereof, including the exclusive rights of copying and distribution.

     (d) RECORDS. The Employee shall keep complete, accurate and authentic accounts, notes, data and records of all inventions made, discovered or developed and all works of authorship written or created by the Employee as aforesaid in the manner and form requested by AME.

     (e) RETURN OF AME PROPERTY. All computer or other hardware, computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogues and other writings, whether copyrightable or not, relating to or dealing with AME's business and plans, and those of others entrusted to AME, which are prepared or created by the Employee or which may come into his possession during or as a result of his employment, are the property of AME, as applicable, and upon termination of his employment, the Employee agrees to return all such computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogues and writings and all copies thereof to AME. The Employee is not required to turn over personal notes unnecessary and unrelated to the AME business, such as a personal diary or rolodex.

7. NON-SOLICITATION AND NON-COMPETITION. During the "Restriction Period" (as hereinafter defined) and within the "Territory" (as hereinafter defined), the Employee shall not directly or indirectly, compete with AME or NRC with respect to the AME Business and the Employee shall not (i) solicit the business of AME from any customer of AME or any entity controlled by AME; (ii) directly or indirectly, hire any employees of AME or any entity controlled by or controlling AME or cause any entity with which the Employee is affiliated to hire any such employees of AME; (iii) engage in, represent in any way or be connected with, as a consultant, officer, director, partner, employee, sales representative, proprietor, member, stockholder (except for stock ownership of less than 1% in a publicly owned corporation) or otherwise, any business competing with the business of AME as conducted by AME on the date hereof or during the period of Employee's employment by AME.

     As used herein, the "Restriction Period" shall mean the period while the Employee is employed by AME and the period following termination of employment as determined below:

     (i) Twenty-four (24) months after the date the Employee ceases to be employed by AME if such employment terminates within two (2) years of the date hereof;

     (ii) Eighteen (18) months after the Employee ceases to be employed by AME if such employment terminates after two
               (2) years from the date hereof and before three (3) years from the date hereof;

     (iii) Twelve (12) months after the Employee ceases to be employed by AME if such employment terminates after three (3) years from the date hereof and before four
               (4) years from the date hereof;

     (iv) Nine (9) months after the Employee ceases to be employed by AME if such employment terminates after four (4) years from the date hereof and before five (5) years from the date hereof;

     (v) Six (6) months after the Employee ceases to be employed by AME if such employment terminates after five (5) years from the date hereof.

As used herein, the "Territory" shall mean the United States of America and any other country in which AME does business after the date hereof while Employee is employed by AME or NRC and its subsidiaries. As used herein, the term "employees" shall mean persons who are, at the time in question, current employees of AME or its affiliates or who were, within six (6) months of the date of the prohibited hiring, employees of AME or its affiliates. For this purpose, affiliates of AME shall include NRC and its subsidiaries.

8.   NO CONFLICT.

     Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 6 and 7 hereof.

9.   SURVIVAL OF COVENANTS; EFFECT.

     (a) REMEDY. The covenants on the part of the Employee contained or referred to in Sections 6 and 7 above shall survive termination of this Agreement, and the existence of any claim or cause of action of the Employee against AME, whether predicated on this Agreement or otherwise. The Employee agrees that a remedy at law for any breach of the foregoing covenants contained or referred to in Sections 6 and 7 would be inadequate, that AME would suffer irreparable harm as a result and that AME shall be entitled to a temporary and permanent injunction or an order for specific performance of such covenants without the necessity of proving actual damage to AME and without the posting of any bond or other security. Any breach (whether or not material) by AME shall not release the Employee from his obligations under Sections 6 and 7.

     (b) REASONABLENESS. The Employee hereby represents and acknowledges that AME is relying on the covenants in Sections 6 and 7 in entering into this Agreement and that the restrictions in Sections 6 and 7 are fair and reasonable. The Employee acknowledges that AME presently intends to do business throughout the United States and that the geographic scope of the covenants in Section 7 is reasonable and necessary to protect the interests of AME. The Employee acknowledges that the restrictions in Sections 6 and 7 are a material inducement to NRC to enter into the Purchase Agreement.

     (c) CARE. It is the intent of the parties that the provisions of Sections 6 and 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any particular provision of Sections 6 and 7 shall be adjudicated to be invalid or unenforceable, such provision(s) of Sections 6 and 7 shall be deemed amended to provide restrictions to the fullest extent permissible and consistent with applicable law and policies, and such amendment shall apply only with respect to the particular jurisdiction in which such adjudication is made. If such deemed amendment is not allowed by the adjudicating body, the offending provision, only, shall be deleted and the remainder of Sections 6 and 7 shall not be affected.

10.  ASSIGNMENT.

     The rights and obligations of AME under this Agreement may be assigned or delegated by AME to any affiliate of AME or to any successors in interest of AME or of that part of the business of AME to which this Agreement applies so long as the duties of Employee are not materially affected. Any other assignment of this Agreement shall require the written consent of Employee. After the date hereof, AME may change its name and such name change shall not affect the rights and duties of the parties hereto. This Agreement may not be assigned and any duties of the Employee may not be delegated by the Employee, but any amounts owing to the Employee upon his death shall inure to the benefit of his estate. In the event of any merger or other corporate reorganization of AME wherein AME is not the surviving entity, provisions reasonably satisfactory to Employee shall be made to ensure the Employee that the compensation and other benefits of this Agreement are not diminished thereby.

11.  NOTICES.

     All notices or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing, addressed to its/his residence or place of business as set forth above, and shall be mailed by first-class certified mail, return receipt requested, postage prepaid, next-day air delivery, or transmitted by facsimiles or hand delivery. Such notice or other communication shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation. Each party may designate by notice in writing an address to which any notice or communication may thereafter be so given, served or sent.

12.  APPLICABLE LAW JURISDICTION.

     This Agreement shall be governed by, construed and enforced in accordance with the internal substantive laws and not the choice of law rules of the State of Delaware.

13.  EFFECTIVENESS/INTERPRETATION.

     The parties acknowledge and agree that this Agreement has been negotiated at arm's length between parties equally sophisticated and knowledgeable in the matters dealt with herein. Each party has been represented by counsel of its or his own choosing. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in the Agreement against the party that drafted it is not applicable and is waived.

14.  SEVERABILITY.

     If any of the articles, sections, paragraphs, clauses or provisions of this Agreement shall be held by a court of last resort to be invalid, the remainder of this Agreement shall not be affected thereby.

15.  ENTIRE AGREEMENT.

     The foregoing contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing approved by AME and signed by the parties hereto, and this Agreement supersedes all prior understandings and agreements relating to employment of the Employee by AME. The waiver of any rights under this Agreement on any one or more occasions shall not constitute a waiver on any subsequent occasion.

     IN WITNESS WHEREOF, AME has caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand as of the date first above written.

                              ADVANCED MARINE ENTERPRISES, INC.,
                              a Virginia corporation

                              By:   Otto P. Jons
                                 _______________________________
                                   Its: Executive Vice President

                              NICHOLS RESEARCH CORPORATION,
                              a Delaware corporation


                              By:   Chris H. Horgen
                                 -------------------------------
                                 Chris H. Horgen, Chief
                                 Executive Officer

                                    John T. Drewry
                              __________________________________
                              JOHN T. DREWRY, Employee

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                            SCHEDULE I

                        DUTIES OF EMPLOYEE

A.   DUTIES OF EMPLOYEE:  PRESIDENT, CHIEF OPERATING OFFICER

1. Responsible for directing the business with the objective of providing maximum profit and return on invested capital.

2. Responsible for establishing current and long-term objectives, plans and policies.

3. Representative for the company with its major customers, the financial community and the public.

4. Directs, administers and coordinates the activities of the corporation in accordance with policies, goals and objectives.

5. Assists in the development of corporate policies and goals that cover company operations, personnel, financial performance and growth.

6.   Responsible  for  the  organization's  overall   financial  plans  and
     policies along with its accounting practices.

7. Member of Advisory Committee for the Nichols Research Corporation ("NRC") Board of Directors.

8.   Distribution  of  NRC  stock  options   to  individual  AME  employees
     (exclusive of the President and Executive Vice President) from the number of options authorized by NRC to be granted.


B.   AUTHORITIES OF EMPLOYEE

     Consistent with NRC objectives, business plans and operating budgets formulated for the AME business unit and within the constraints developed by the AME Board of Directors to ensure continuing cost competitiveness:

1.   All bid/no-bid decisions.

2.   All cost and price proposals.

3.   Employee compensation packages.

4.   Capital asset purchases.

5.   Leases and other infrastructure investments.

6. All employee benefits and associated insurance policies except where consolidation with NRC plans is required by ERISA.

7.   Other as assigned.

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